Exhibit 10.74

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

ORIGINAL ISSUE DISCOUNT CONVERTIBLE PROMISSORY NOTE

$260,000.00 “Purchase Price”	November 1, 2016 (“Date of Issuance”)
$286,000.00 “Principal Amount”	12 Calendar Months (“Maturity Date”)
$ 26,000.00 “Original Issue Discount”

FOR VALUE RECEIVED, Pulse Biologics, Inc., a Florida Corporation (the “Company”), hereby promises to pay to the order of Visualant, Inc., a Nevada Corporation (the “Holder”), the Principal Amount, together with Interest thereon from the Date of Issuance.  Interest shall accrue at the Interest Rate.  Unless earlier converted into Conversion Shares pursuant to Section 2, the principal and accrued Interest is due and payable by the Company on demand by Holder at any time after the Maturity Date.

1.         Definitions.

(a)       “Conversion” shall mean the Conversion of this Note into Shares pursuant to section 2 hereof.

(b)       “Conversion Date” shall mean the effective date of Conversion pursuant to sections 2.1 and 2.2 hereof.

(c)       “Conversion Price” shall mean the effective Conversion Price pursuant to sections 2.1 and 2.2 hereof.

(d)       “Conversion Shares” shall mean such number of Shares of Common Stock acquired upon conversion and cancellation of this Note.

(e)       “Date of Issuance” shall mean close of business on the date in which the Company receives the sum of the Purchase Price.

(f)       “Default Principal” shall mean Three-Hundred-Twelve-Thousand Dollars ($312,000.00). Default Principal is in lieu of and not in addition to the Principal Amount.

(g)       “Holder” shall mean Visualant, Inc.

(h)       “Interest” or “Interest Rate” shall mean a rate of Five Percent (05%) per annum, compounded semi-annually.

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(i)        “Note” shall mean this Note instrument issued by the Company to the Holder in the form hereof, as amended from time to time.

(j)        “Maturity Date” shall mean the date that is Twelve (12) months following the Date of Issuance.

(k)       “Qualified Equity Financing” shall mean the next sale (or series of related sales) by the Company of its stock, in any class,  following the Date of Issuance from which the Company receives gross proceeds of not less than Two-Million Dollars ($2,000,000.00).

2.         Use of Proceeds. The Purchase Price proceeds delivered to the Company are to be used as follows;

2.1       The Stock Purchase Agreement and Licensing Agreement by and between the Company and Pulse Evolution, executed on or about October 17, 2016 has been fully satisfied with a payment from the proceeds of this Note which results in the resignation of all officers and directors of the Company in which Rudy Mazzocchi becomes the sole officer and director and the transfer of all intellectual property to the Company as provided for in the Licensing Agreement.

2.1       2,2       The Company and the Holder shall, in good faith, work together to establish a Joint Development Agreement (“JDA”) and an eventual merger prior to Maturity.

3.         Grant of Common Stock.  On the Effective Date hereof, the Company shall grant for no additional consideration, other than the Purchase Price of this Note, One-Hundred-Fifty-Thousand (150,000) Share of Common Stock and shall issue these securities within 5 business days.

4.         Prepayment.

4.1       Prepayment. The Company may pre-pay the Principal Amount of this Note plus accrued Interest at any time from and after the Date of Issuance and prior to the occurrence of Qualified Equity Financing Conversion or on or before close of business on the Maturity Date.

4.2       Default Prepayment. The Company may pre-pay the Default Principal of this Note plus accrued Interest from and after close of business on the Maturity Date and prior to a Maturity Conversion.

5.         Conversion of the Note.  Qualified Equity Financing. Upon the event of a Qualified Equity Financing, occurring prior to conversion of this Note pursuant to Section 5.2, the Holder of the Note shall have the option of converting the Principle Amount, plus all accrued Interest, into the Conversion Units. For purposes of this Section 5.1, the Conversion Units shall mean such number of Shares as may be determined by dividing the sum of the Principal Amount plus accrued Interest by the Share Price.  For purposes of this Section 5.1 the Share Price shall mean the greater of (a) the Share Price upon which the Shares of the Company are sold in the

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Qualified Equity Financing or (b) the Share Price which the Shares are attributed pursuant to the then applicable valuation determined in connection with the Qualified Equity Financing.

5.2       Maturity Conversion.  Unless earlier converted to Conversion Shares pursuant to a Qualified Equity Financing or satisfied pursuant to the Prepayment terms hereof, at any time from and after close of business on the Maturity Date plus Forty-Five Days, this Note shall automatically, without notice or further action by the Company or Holder, be converted into the Conversion Units. For purposes of this Section 5.2, Conversion Units shall mean,  Fifty-One Percent (51%) of then Authorized and Outstanding  Shares of capital stock of the Company, on a fully diluted basis in which the Holder shall have majority control of the Company.

5.3       Mechanics of Conversion.  As promptly as practicable after the Conversion of this Note, the Company at its expense will issue and deliver to the Holder, upon surrender of this Note, a certificate or certificate equivalent representing the Conversion Units or undertake any such further action required to effect the purpose of this Note.

7.         Representations and Warranties of the Company.  In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

7.1       Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

7.2       Authorization. All corporate action has been taken on the part of the Company, its Manager and the Members necessary for the authorization, execution and delivery of this Note.  The Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Note the valid and enforceable obligations they purport to be, and this Note, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

73        Outstanding Units.  From and after the event of Conversion no other additional Shares of the Company shall be issued, outstanding or authorized other than those issued in connection with a Qualified Equity Financing, or otherwise approved by Holder which approval shall not be unreasonably withheld. Approval shall be automatically granted in connection with any issuance for purposes of Pre-Payment or satisfaction.

7.4       Compliance with Other Instruments.  The execution, delivery and performance of this Note, and the consummation of the transactions contemplated hereby, will not constitute or result in a default, violation, conflict or breach in any material respect of any provision of the Company’s Certificate of Incorporation or By-Laws, or in any material respect of any instrument, judgment, order, writ, decree, privacy policy or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company.

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7.5       Valid Issuance of Conversion Units.  The Conversion Units, when issued, sold and delivered upon conversion of this Note, will be duly authorized and validly issued, fully paid and non-assessable, will be free of restrictions on transfer other than restrictions on transfer set forth herein and pursuant to applicable state and federal securities laws and, based in part upon the representations and warranties of the Holder herein, will be issued in compliance with all applicable federal and state securities laws.

7.6       Intellectual Property. To its knowledge, the Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of its business as now conducted and as presently proposed to be conducted without any known conflict with, or infringement of, the rights of others.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person.  .

7.7       Litigation.  To the Company’s knowledge, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened against the Company or any of its properties or any of its managers (in their capacities as such).  There is no judgment, decree or order against the Company, or, to the knowledge of the Company, any of managers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Note, or that could reasonably be expected to have a material adverse effect on the Company.

7.8       Joint Development Agreement and Merger. The Company shall undertake, in good faith, its best efforts to enter into a Joint Development Agreement and subsequent merger transaction with Holder prior to calendar year-end 2017.

8.         Representations and Warranties of the Holder.  In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

8.1       Authorization.  This Note constitutes Holder’s valid and legally binding obligation, enforceable in accordance with its terms.

8.2       Purchase Entirely for Own Account.  Holder acknowledges that this Note is issued to Holder in reliance upon Holder’s representation to the Company that the Note will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

8.3       Investment Experience.  Holder is a experienced and sophisticated investor in securities and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of

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evaluating the merits and risks of the investment in this Note and has consulted with legal, accounting and financial counsel with respect to the same.

8.4       Accredited Investor.  Holder is an “Accredited Investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

8.5       Restricted Security.  Holder understands that this Note is characterized as a “restricted security” under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.

8.6       Joint Development Agreement and Merger. Holder shall undertake, in good faith, its best efforts to enter into a Joint Development Agreement and subsequent merger transaction with the Company prior to calendar year-end 2017.

9.         Events of Default.

(a)       The Company shall default in the payment of principal or interest on this Note or any other note issued to the Holder by the Company; or

(b)       Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note, or the Securities Purchase Agreement under which this note was issued shall be false or misleading in any respect; or

(c)       The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder; or

(d)       The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for  bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e)        A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f)        Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

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(g)       One or more money judgments, writs or warrants of attachment, or similar process, in excess of one hundred thousand dollars ($100,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h)       The Company shall have defaulted on or breached any term of any other note of similar debt instrument into which the Company has entered and failed to cure such default within the appropriate grace period; or

(i)        The Company shall fails to use the proceeds of this Note as described in the Use of Proceeds by (5) five business days from the closing.

(j)        The Company acts in bad faith and fails to pursue a Joint Development Agreement with the Holder and possible merger by the Maturity Date.

Then, or at any time thereafter, unless cured within 5 business days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.  Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. If this Note is not paid at maturity or within 5 business days from maturity, the outstanding principal due under this Note shall increase to $312,000 plus Interest. If this Note is not paid within 5 weeks of maturity, the Note will convert into Fifty-One Percent (51%) of then Authorized and Outstanding Shares of capital stock of the Company, on a fully diluted basis in which the Holder shall have majority control of the Company.

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

10.       In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent

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possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

11.       Information Rights.  To the extent that the Company prepares financial statements, the Company shall deliver to the Holder such Financial Statements upon request, as soon as practicable, but in any event within thirty (30) days after preparation. Such financial statements shall be in reasonable detail and prepared on a consistent basis.  Additionally, regardless of whether the Company prepares financial statements, the Company shall deliver to the Holder such information relating to the financial condition, business or corporate affairs of the Company as such Holder may from time to time on reasonable notice reasonably request.  Notwithstanding anything to the contrary in this Section 9.1 the Company shall not be obligated to provide information that (a) it deems in good faith to be a trade secret or highly confidential information or (b) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and the Holder agrees to maintain the confidentiality of all of the information provided to the Holder under this 9.1 and agrees not to use such information other than for a purpose reasonably related to the Holders interest in this Note and the Company.

12.       Financing Agreements.  Holder understands and agrees that the conversion of the Note into Conversion Shares may require the Holders execution of certain agreements relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities.  Holder agrees to execute all such agreements in connection with the conversion so long as the issuance of Conversion Shares issued pursuant to the conversion of this Note are subject to the same terms and conditions applicable to the stock sold in the Qualified Equity Financing.

13.       Payment.  If not otherwise converted, all Principal or Default Principal and Interest, if any, shall be made in lawful money of the United States of America.  Payment shall be credited first to Costs (as defined below), if any, then to accrued Interest due and payable and any remainder applied to Principal, or Default Principal as applicable.

14.       Closing Costs. The legal, accounting, and other closings costs of each the Issuer and Holder shall be borne separately by each of the respective parties.

15.       Costs, Expenses and Attorneys’ Fees; Indemnity.  The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all necessary expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in any effort to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (“Costs”).  The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights.  The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.  If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.  The Company shall indemnify and hold the Holder harmless from any

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loss, cost, liability and legal or other expense, including attorneys’ fees of the Holder’s counsel, which the Holder may directly or indirectly suffer or incur by reason of the failure of the Company to perform any of its obligations under this Note or any agreement executed in connection herewith; provided, however, that the indemnity agreement contained in this Section 5.4 shall not apply to liabilities which the Holder may directly or indirectly suffer or incur by reason of the Holder’s own negligence or willful misconduct.

16.       Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto; provided, however, that the Company may not assign its obligations under this Note without the prior written consent of the Holder.

17.       Governing Law.  This Note shall be governed by and construed under the laws of the State of Washington and the proper venue for enforcement of any dispute arising in connection with this Note and the transaction contemplated hereby shall be the courts of the County of King, State of Washington.

18.        Notices.  All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt to the address set forth on signature page hereof.

19.       Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

20.       Splits and Adjustments.  For the avoidance of doubt, it is acknowledged that the Holder shall be entitled to the benefit of all adjustments as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Conversion Units that occur prior to the conversion of the Note.

21.       Further Assurance.  From time to time, as is necessary to effect the purpose of this Note and address post closing tax and administrative matters, the Company and Holder shall execute and deliver such additional documents as the Company, the Shareholders, or the Holder may reasonably require to carry.

22.       No Transfer of Note. This Note and all rights hereunder are non-transferable in whole or in part by the Holder to any person or entity without the consent of the Company.

23.       Entire Agreement; Amendments and Waivers.  This Note and the agreements expressly incorporated herewith constitute the full and entire understanding and agreement between the parties with regard to the subject hereof.

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24.       Counterparts; This Note may be executed in counterparts, all of which taken together shall be deemed one original.

25.       Amendment; This Note may be altered, amended, or modified only by a writing signed by all of the parties hereto

26.       Waiver; No waiver by any party of any right on any occasion shall be construed as a bar to or waiver of any right or remedy on any future occasion

27.       Incorporation of Exhibits; All exhibits, if any, annexed hereto are hereby fully incorporated into this Agreement and shall have the same force and effect as if set forth in full herein

28.       Approval; The Company, its Board and the Shareholders hereby represents that this Note is a valid undertaking by the Company and that the Company has obtained all requisite approvals in effecting the same.

[Intentionally Blank, Signature Page Follows]

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IN WITNESS WHEREOF, the Company and Holder have executed this Original Issue Discount Convertible Promissory Note as of  November 1, 2016 (the “Effective Date”).

Company	Holder

Pulse Biologix, Inc.	Visualant, Inc
Sig:________________________________	Sig:_________________________________
Print Name: Title:	Print Name: Title:
Date: Address: ____________________________ ____________________________ ____________________________	Date: Address: ____________________________ ____________________________ ____________________________

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Exhibit A. Certificate of Incorporation and By Laws of the Corporation

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